EXHIBIT 99.9





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Telkom SA Limited
   (Registration Number 1991/005476/06)
   ISIN ZAE000044897
   JSE and NYSE Share Code TKG
   ("Telkom")

Telkom requests a reduction in international bandwidth pricing from ICASA

Telkom filed reduced charges for international data circuits via satellite and submarine cable with the Independent Communications Authority of South Africa (ICASA), on 27 August 2004.

Due to the increasing demand for international connectivity, Telkom has seen it's capacity utilisation increasing. This together with new technology advances has now allowed Telkom to pass the benefits derived from these improved efficiencies on to customers. The proposed reductions vary between 10% and 25% on the monthly charges for international data circuits via submarine cable, to all international destinations on the most commonly-used bandwidth services.

The proposals also include a 3.6% reduction on the monthly charges for international data circuits via satellite, for all intercontinental as well as selected Northern African countries, for the most-commonly used bandwidth services between 9 600 bits/s and 768 Kb/s.

Pending ICASA approval on or before, Friday 17 September 2004, Telkom will implement the reduced charges with effect from 11 October 2004.

14 September 2004
Johannesburg

Special note regarding forward-looking statements All statements contained herein, as well as oral statements that may be made by us or by officers, directors or employees acting on behalf of the Telkom Group, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995, specifically
Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause our actual results or outcomes to differ materially from our expectations are those risks identified under the caption "Risk Factors" contained in item 3 of Telkom's most recent annual report on Form 20-F filed with the U.S. Securities Exchange Commission (SEC) and our other filings with the SEC, available on Telkom's website at www.telkom.co.za/ir, including, but not limited to, increased competition in the South African fixed-line and mobile communications markets; developments in the regulatory